Exhibit 10.37
FIRSTMERIT CORPORATION
2006 EQUITY PLAN
EMPLOYEE’S RESTRICTED STOCK AWARD AGREEMENT
RELATING TO RESTRICTED STOCK AWARD GRANTED
TO PAUL GREIG ON MAY 18, 2006
     This RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made and entered into this 1st day of June, (the “Date of Award”), by and between FIRSTMERIT CORPORATION (the “Company”), and PAUL GREIG (the “Grantee”).
     WITNESSETH, THAT:
     WHEREAS, the Company’s shareholders adopted and approved the FirstMerit Corporation 2006 Equity Plan (the “Plan”) in April, 2006; and
     WHEREAS, one of purposes of the Plan is to enable employees of the Company and Related Entities to acquire a proprietary interest (or to increase an existing proprietary interest) in the Company, and to provide employees with a more direct stake in the future and welfare of the Company and Related Entities and to encourage them to remain employed with the Company or Related Entities.
     WHEREAS, the Grantee understands that this Agreement will be revoked retroactively (and will be of no effect whatsoever), unless the acknowledgement appearing at the end of this Agreement is signed and returned no later than 30 days after the Date of Award.
     WHEREAS, the Grantee acknowledges that Section 409A of the Internal Revenue Code (“Section 409A”) imposes substantial penalties on persons who receive some forms of deferred compensation (as more fully described in the Plan’s Prospectus), that the Internal Revenue Service has not yet issued final rules fully defining the effect of Section 409A, that, although this Agreement has been designed to avoid those penalties, it may be necessary to revise this Agreement to avoid these penalties and, as a condition of this Agreement, agrees to accept those revisions, without any further consideration, even if those revisions change the terms of this Agreement in a way that reduces the value or potential value of the Award.
     NOW, THEREFORE, the Company and the Grantee agree as follows:
     1. Grant. A restricted stock award (“Award”) of 58,000 shares (“Award Shares”) of the Company’s common stock, no par value (“Stock”), is hereby granted by the Company to the Grantee subject to the following terms and conditions and to the provisions of the Plan, the terms of which are hereby incorporated by reference. Capitalized terms used but not expressly defined in this Agreement will have the meanings given to them in the Plan.
     If, before restrictions imposed on the Award Shares lapse, there is a Stock dividend or Stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting Stock, an appropriate adjustment will be made to the number of Award Shares and other limitations applicable to the Award Shares.
     2. Transfer Restrictions. None of the Award Shares may be sold, assigned or transferred, in whole or in part, voluntarily or involuntarily, by the Grantee, nor made subject to any lien, directly or indirectly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. However, the Grantee may designate a beneficiary to receive any Award Shares issuable after the Grantee’s death.
     3. Release of Restrictions
     A. The restrictions set forth in Section 2 above will lapse with respect to 58,000 Award Shares, on May 31, 2009.
     B. Also, all Award Shares will become fully exercisable on the date of any Change in Control.
     4. Effect of Terminating Employment.
A.	Retirement:

The Award Shares will be fully vested.

B.	Termination of the Grantee by the Company (or a Related Entity) for Cause [as defined in the employment agreement between the Company and the Grantee, dated May 15, 2006 (the “Employment Agreement”)] or voluntary termination by the Grantee:

All unvested Award Shares will be forfeited.

C.	Termination of the Grantee by the Company (or a Related Entity) without Cause or termination by the Grantee for Good Reason (as defined in the Employment Agreement):

The Award Shares will be fully vested.

D.	Death or Disability:

The Award Shares will be fully vested.
     6. Taxes. When Award Shares vest, the Company will require the Grantee to pay to the Company an amount equal to the income and employment taxes required to be withheld. This amount will be deducted from other compensation payable to the Grantee by the Company or a Related Entity or, if no compensation is then payable (or an insufficient amount of compensation is then due), a number of Award Shares having a fair market value equal to the amount due will be withheld. The tax effect of Award Shares is described in the Plan’s Prospectus.
     7. Rights as Shareholder. The Grantee will be entitled to all of the rights of a shareholder with respect to the Award Shares including the right to vote the Award Shares and to receive dividends and other distributions payable with respect to the Award Shares since the Award Date.
     8. Escrow of Share Certificates. For the purposes of securing the re-transfer of the Award Shares into the name of the Company in the event of forfeiture, certificates for the Award Shares will be issued in the Grantee’s name and will be held in escrow by, and subject to a security interest in favor of, the Company until restrictions with respect to the Award Shares lapse or the Award Shares are forfeited as provided in this Agreement; provided, however, that the terms of the escrow will make allowance for the transactions contemplated by Section 3(B). A certificate or certificates representing the Award Shares as to which restrictions have lapsed will be delivered to the Grantee after those restrictions have lapsed.
     9. Beneficiary Designation: The Grantee may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive any Award Shares that are issuable at the Grantee’s death. Unless otherwise provided in the Beneficiary designation, each designation made will revoke all prior designations, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If the Grantee has not made an effective Beneficiary designation, the deceased Grantee’s Beneficiary will be the Grantee’s surviving spouse or, if there is no surviving spouse, the deceased Grantee’s estate.
     10. Restrictive Covenants.
A.	The Grantee acknowledges and agrees that as a condition to and in consideration of the grant of this award, the Grantee will not engage in solicitation of customers of, or interference with employees of, the Company or any Related Entity (“Protected Party”), directly or indirectly, for a period of time after the termination of employment with the Company and all Related Entities, irrespective of who initiates the termination or the reason for the termination. The Grantee acknowledges that the Grantee has received sufficient consideration in exchange for these covenants not to compete or interfere.

B.	The Grantee covenants that if the Grantee’s employment is terminated by either party for any reason whatsoever, the Grantee will not for a period of twelve (12) months (“Restrictive Period”) thereafter:
1.	Solicit, engage or otherwise interfere with any customer or client who is at that time or was within the preceding ninety (90) days a customer or client of the Protected Party for the purposes of directly or indirectly furnishing any financial or banking services that a national banking association, bank holding company, state bank, savings and loan association or other regulated financial institution is permitted by law to conduct or furnish on the date the Grantee’s employment is terminated.

2.	Employ, solicit for employment, engage or otherwise interfere with any person who is at that time or was within the preceding ninety (90) days employed by the Protected Party, or otherwise directly or indirectly induce or take any action which would encourage or influence any such person to leave that person’s employment or terminate, reduce or modify their business or relationship with the Protected Party.
The restrictive covenants and Restrictive Period provided for herein will not be construed to limit the application of any other restrictive covenant or restriction period set forth in any other agreement entered into between the Grantee and the Company or a Related Entity.
C.	The Grantee acknowledges that the Grantee is entering into this Agreement voluntarily and has given careful consideration to the restraints imposed by this Agreement. Irrespective of the manner of any employment termination, the restraints imposed by this Agreement will be operative during their full time periods and throughout the restrictive areas set forth in this Agreement. The Grantee further acknowledges that if the Grantee’s employment with the Company and all Related Entities terminates for any reason the Grantee can earn a livelihood without violating the foregoing restrictions and that the Grantee’s ability to earn a livelihood without violating these restrictions is a material employment condition. The Grantee acknowledges and recognizes that if the Grantee’s employment terminates for any reason, this Section 10 and Section 11 hereinbelow will survive any such termination and any expiration of the term of this Agreement. Further, the Grantee agrees and consents that this Agreement is assignable by the Company.

D.	The Grantee agrees that if a court of law finds that the provisions of this Agreement are too harsh so that they are unenforceable, then such court of law may enforce those restrictions and limitations which are acceptable and deemed enforceable by the court.

E.	Further, in the event the Grantee breaches the terms of this Agreement, it is agreed that all time periods contained in this Agreement will be tolled until the Grantee ceases to breach this Agreement.
     11. Nondisclosure and Non-appropriation of Information.
A.	The Grantee recognizes and acknowledges that while employed by the Company and all Related Entities, the Grantee will have access to, learn, be provided with and, in some cases, prepare and create, certain confidential information, proprietary information or Trade Secrets of the Protected Party, including, but not limited to, processes, financial information, pricing information, operating techniques, marketing processes, training techniques, customer, vendor, and referral source lists, price and cost information, files and forms, (hereinafter collectively referred to as the “Trade Secrets”), all of which are of substantial value to the Protected Party and the businesses conducted by it.

B.	The Grantee expressly covenants and agrees:
1.	That the Grantee will hold in a fiduciary capacity and will not reveal, communicate, use or cause to be used for the Grantee’s own benefit or divulge during the period of employment by the Company and all Related Entities and for an indefinite period thereafter, any Trade Secrets, or other proprietary information or Trade Secrets right now or hereafter owned by the Protected Party;

2.	That the Grantee will not sell, exchange or give away, or otherwise dispose of any proprietary information or Trade Secrets now or hereafter owned by the Protected Party, whether the same will or may have been originated or discovered by the Protected Party, the Grantee or otherwise;

3.	That the Grantee will not reveal, divulge or make known to any person, firm, company or corporation any proprietary information or Trade Secrets of the Protected Party;

4.	That the Grantee will return to the Company or any other Protected Party, either before or immediately (within 24 hours) upon the Grantee’s termination of employment with the Company and all Related Entities, any and all written information, material or equipment that constitutes, contains or relates in any way to proprietary information, Trade Secrets and any other documents, equipment, and material of any kind relating in any way to the business of the Protected Party, which are in the Grantee’s possession, custody and control and which are or may be property of Protected Party, whether confidential or not, including any and all copies thereof which may have been made by or for the Grantee and that the Grantee will maintain no copies thereof after termination of this Agreement;

5.	The obligations of this paragraph will survive the termination of employment and any expiration of the term of this Agreement.
     12. Injunction. The parties acknowledge and agree, due to the subject matter of this Agreement, that money damages will be an inadequate remedy for a breach by the Grantee of any of the obligations hereunder. Consequently, if the Grantee breaches or threatens to breach any of the obligations under this Agreement, the Grantee agrees that the Protected Party will have the right, in addition to any other rights or remedies available to it at law or in equity, to obtain equitable relief, including, without limitation, injunctive relief and specific performance, in the event of any breach or threatened breach. Further, the parties hereto agree and declare that it may be impossible to measure in monetary terms the damages that may accrue to any Protected Party by reason of the

Grantee’s violation of this Agreement. Therefore, in the event that a Protected Party, or any successor in interest thereto, will institute an action or proceeding to enforce the provisions of this Agreement, each party or other person against whom such action or proceeding is brought will and hereby does, in advance, waive the claim or defense that there is adequate remedy at law. In the event such injunctive relief is warranted and obtained by the Protected Party, the Grantee agrees to pay all costs of that action, including reasonable attorney fees.
     13. Severability: If any one or more of the provisions contained in this Agreement is conclusively determined to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement will not, in any way, be ineffective or impaired thereby.
     14. Governing Law: This Agreement is made and entered into in the state of Ohio, and will in all respects be interpreted, enforced and governed under the laws of that state notwithstanding its conflict of laws rules. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Summit County) or The United States District Court for the Northern District of Ohio, Eastern Division.
     15. Other Agreements: The Award Shares and this Agreement will be subject to the terms of any other written agreements between the Grantee and the Company and any Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Agreement.
     16. Other Rules: The Award Shares and this Agreement are subject to more rules described in the Plan and in the Plan’s Prospectus.
     17. Assignment: This Agreement will be binding upon the Company and the Grantee, their respective heirs, personal representatives, executors, administrators, and successors; provided, however, that no assignment or transfer of this Agreement by the Grantee including assignment or transfer by operation of law, will be valid without the Company’s prior written consent. However, the Company may freely assign or transfer this Agreement without the Grantee’s consent.
     18. Acknowledgement: This Agreement (and the Award Shares) will be revoked automatically unless the Grantee signs the acknowledgement appearing at the end of this Agreement and returns a copy of the signed Agreement to the Committee no later than 30 days after the date of this Agreement.
     19. Listing, Registration, Qualification: If the Board concludes that the listing, registration or qualification upon any securities exchange, under any state or federal law, or the approval or consent of any governmental body is necessary or desirable as a condition to the issuance of the Award Shares, the Award Shares may not be issued in whole or in part unless and until that listing, registration, qualification or approval has been obtained, free of any conditions which are not acceptable to the Board and the sale and delivery of stock under this Agreement is also subject to the same requirements and conditions.
IN WITNESS WHEROF, the Company has caused the Award to be granted pursuant to this

Award Agreement on the date first above written.

FIRSTMERIT CORPORATION
By:	/s/ Christopher J. Maurer
Christopher J. Maurer,
Executive Vice President, Human Resources

By signing below, the Grantee acknowledges and agrees that:
•	A copy of the Plan is available to the Grantee;

•	The Grantee has received a copy of the Plan’s Prospectus;

•	The Grantee understands and accepts the conditions placed on the Award Shares and understands what must be done to earn the Award Shares;

•	The Grantee will consent (in the Grantee’s own behalf and in behalf of the Grantee’s beneficiaries and without any further consideration) to any change to the restrictions imposed on the Award Shares or to this Agreement to avoid paying penalties under Section 409A of the Internal Revenue Code, even if those changes reduce the value of the Award Shares’ value or potential value; and

•	If the Grantee does not return a signed copy of this Agreement to the address shown below not later than 30 days after the date of this Agreement, the Award Shares will be forfeited and the Grantee will not be entitled to receive anything on account of these cancelled Award Shares.
Compensation Department
CAS 82

GRANTEE
By:	/s/ Paul G. Greig

Print Name: Paul G. Greig

ANY FEDERAL TAX ADVICE CONTAINED IN THE FOREGOING IS NOT INTENDED OR WRITTEN BY THE PREPARER OF SUCH ADVICE TO BE USED, AND IT CANNOT BE USED BY THE RECIPIENT, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE RECIPIENT. THIS DISCLOSURE IS INTENDED TO SATISFY U.S. TREASURY DEPARTMENT REGULATIONS.